EXHIBIT 10.107

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of the 10th day of November, 2005 (the “Agreement”), is entered into by and between Dah Wen Tsang, an individual (the “Employee”) and APT Acquisition Corp., a Delaware corporation (“the Corporation”).

RECITALS

WHEREAS, Advanced Power Technology, Inc., a Delaware corporation (“APT”), the Corporation, and Microsemi Corporation, a Delaware corporation (“Parent”) anticipate entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, the Corporation will merge with and into APT (the “Merger”) and the resulting entity (“Surviving Corporation”) will become a wholly-owned subsidiary of Parent; and

WHEREAS, as of the date hereof, the Employee serves as the Vice President, Engineering and Research and Development of Switching Power Products; and

WHEREAS, the Corporation wishes to employ the Employee, and the Employee wishes to be employed by the Corporation, on the terms and conditions contained in this Agreement effective upon the consummation of the Merger; and

WHEREAS, the Corporation is only willing to enter into this Agreement on the basis that the Employee observe the restrictive covenants set out herein which have been negotiated in good faith and which the Employee acknowledges as being reasonable given the nature of the Employee’s expected position with the Corporation contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Employee and the Corporation as follows:

1. EMPLOYMENT

1.1 Position

Subject to the terms and conditions of Section 6.1, during the Term of Employment (as defined in Article 2), the Corporation shall employ the Employee, and the Employee shall be employed by the Corporation, as the Vice President, Engineering and R&D of the switching power businesses of the Corporation (the “Business”), on the terms and subject to the conditions herein contained.

1.2 Duties

During the Term of Employment (as defined in Article 2), the Employee shall:

(i) devote the whole of the Employee’s time, skills, experience and attention to the business of the Corporation, and ensure that the Employee is not at any time engaged in conduct that would interfere with the performance by the Employee of the Employee’s duties under this Agreement or which would constitute a conflict with the interests of the Corporation. During the Term of Employment, the Employee will not be employed or engaged in any other business without the prior written permission of the Corporation; and

(ii) well and faithfully serve the Corporation and carry out those responsibilities as are necessary to perform the functions associated with the Employee’s position; and

(iii) use the Employee’s best efforts while performing Employee’s responsibilities to promote the success of the business of the Corporation and act at all times in the best interests of the Corporation.

2. TERM

Subject to the terms and conditions of Section 6.1, this Agreement and the Employee’s employment hereunder shall become effective at the Effective Time of the Merger and shall continue until the earliest of the following to occur (the “Term of Employment”):

(a) the two (2) year anniversary of the Effective Date of the Merger,

(b) mutual agreement between Corporation and Employee;

(c) death of Employee;

(d) the good faith determination of the Corporation that Employee has become so physically or mentally disabled as to be incapable of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) consecutive days, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) employed by the Corporation; or

(e) any termination pursuant to Article 4 .

Sections 5 and 6 or this Agreement shall survive following the Term of Employment, and Sections 1, 2, 3 and 4 of this Agreement shall be terminated and have no further force or effect. The Corporation and the Employee understand and agree that, if Employee’s employment shall not have been terminated, Employee shall be an “at-will” employee of the Corporation after the Term of Employment.

3. REMUNERATION

3.1 Compensation

During the Term of Employment, the Corporation shall pay to the Employee as compensation for the performance of the Employee’s duties herein a salary at the rate of $160,000 per annum (the “Base Salary”), payable in accordance with the Corporation’s normal payroll procedures and subject to Section 6.14. The Employee agrees that such salary shall be reviewed annually during the normal course of the Corporation’s focal review process or may be otherwise increased from time to time by the Corporation, and such revised annual salary shall be referred to hereinafter as the “Base Salary.”

The Employee will also be eligible to participate in the Corporation’s Incentive Compensation Plan which provides for certain cash incentive compensation upon the achievement of certain individual, unit and Parent-wide performance goals. The Employee’s individual incentive target under the Incentive Compensation Plan shall be equal to thirty five percent (35%) of the Base Salary.

The Employee will also be eligible to participate in the Parent’s other incentive compensation plans for which employees of the Corporation or its subsidiaries of similar seniority participate.

3.2 Retention Bonus Payment

In connection with your commencement of employment with the Corporation, you will be eligible to receive a retention bonus payment of $90,000 (the “Retention Bonus) The Retention Bonus will be payable twenty (24) months after the Effective Time of the Merger, subject to the conditions below. You will be entitled to the Retention Bonus payment only if you are employed by the Corporation on the date specified above for the payment; provided, however, if your employment is terminated by the Corporation other than for Cause (as defined below) or if your termination qualifies as a Resignation for Good Reason (as defined below) you will be entitled to the Retention Bonus at the end of the Corporation’s standard pay period that includes the date of such termination.

3.3 New Hire Option Grant

Contingent upon your execution and delivery of a Lock-up Agreement (as defined in the Merger Agreement), within five (5) business days after the Effective Time of the Merger, the Compensation Committee of the Board of Directors will grant you an option to purchase 30,000 shares of common stock of the Parent (the “Parent Common Stock”) under the Parent 1987 Stock Plan. The option exercise price will be the closing price of the Parent Common Stock on the Nasdaq National Market on the option grant date. You will be provided with the standard Parent form of stock option agreement at the time of grant of such option (the “Parent Option”). The Parent Option will vest only during your continuous full-time employment over a four-year period starting from the grant date, at the rate of 25% of the option at the end of your first year of employment, and 25% at the end of each successive year until the completion of the four-year period. You will be eligible for future Parent Options in the sole discretion of the Corporation.

3.4 APT Options

On or before the Effective Date of the Merger, your outstanding APT stock options will accelerate under the existing provisions of the APT stock option plan. These options will be assumed by Parent and adjusted to reflect the terms of the Merger Agreement. Accordingly, following the Merger, your APT Options will have become options to acquire Parent Common Stock. You will receive a Stock Option Assumption Agreement (to be entered into by you) informing you of the specific adjustments to the number of shares, the exercise price and the number of shares subject to each vesting installment that have been made to your APT Options to reflect the exchange ratio in effect for the Merger.

3.5 Benefits

The Employee shall be entitled to participate in all of the benefit plans for employees of the Corporation in effect from time to time, in accordance with the terms of the formal plan documents, including medical, dental, group life and disability plans, as of and with effect from the Effective Date. Employee’s years of service with APT prior to the Effective Time shall be counted as years of service with the Corporation for purposes of eligibility and vesting (other than vesting with respect to any equity-based compensation). The Corporation reserves the right to unilaterally revise the terms of the benefit plans of general application to all employees or to eliminate any such benefit plan altogether.

3.6 Vacation

The Employee will be entitled to four (4) weeks paid vacation per year in accordance with the Corporation’s generally established policies. The Employee shall endeavor to schedule such vacation to be taken so as to not unreasonably interfere with the demands of the business of the Corporation.

3.7 Expenses

The Corporation shall reimburse the Employee for all out-of-pocket expenses and other disbursements actually and properly incurred by the Employee in connection with the Employee’s duties hereunder or otherwise properly incurred by the Employee for and on behalf of the Corporation, upon presentation of reasonably acceptable evidence of the Employee having incurred such expenses and disbursements.

4 TERMINATION OF EMPLOYMENT

4.1 Termination by Corporation for Cause

The employment of the Employee hereunder may be terminated for Cause at any time by notice in writing from the Corporation to the Employee, in which event the Employee shall not be entitled to a notice period or compensation in lieu of notice. In such case, the Employee shall not be entitled to any compensation or benefits hereunder except for payment of all amounts due and owing to the date of termination, including accrued but unpaid Base Salary, vacation, and unreimbursed expenses.

For purposes of this Agreement, “Cause” shall mean:

(1) fraud, misappropriation, embezzlement, or other act of material misconduct against the Corporation, Parent or any of its respective directors, officers, agents or affiliates;

(2) substantial and willful failure to perform specific and lawful directives of the Parent or Corporation, including but not limited to policies of general application;

(3) willful and knowing violation of any material laws, rules or regulations of any governmental or regulatory body;

(4) willful and knowing failure to cooperate with any investigation or inquiry, formal or informal, by the Parent, the Corporation or any governmental or regulatory body; or

(5) conviction of, or plea of guilty or nolo contendere to, any felony whatsoever or any misdemeanor that involves moral turpitude.

4.2 Termination by Corporation without Cause or by Employee for Good Reason

The employment of the Employee may be terminated by the Corporation without Cause. Contingent upon the Employee’s signing and delivering to the Corporation and not revoking a full release of all claims, known or unknown, against the Corporation, the Parent, and their respective affiliates, directors, officers and agents, the Corporation will make payment to the Employee of the following: (i) a one-time lump sum combined salary and bonus payment in an amount equal to the product of $15,895.71 multiplied by the number of months between the date of termination and the second anniversary of the Effective Date of the Merger, prorated for any partial months, payable to Employee at the end of the Corporation’s standard pay period that includes the date of the termination, (ii) any accrued but unpaid Base Salary for services rendered to the date of termination, (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, and (iv) any vacation accrued to the date of termination. Additionally, in the event of the Employee’s termination by the Corporation without Cause or by the Employee for Good Reason, provided such termination occurs during the Term of Employment, and contingent upon the Employee’s signing and delivering to the Corporation and not revoking a full release of all claims, known or unknown, against the Corporation, the Parent, and their respective affiliates, directors, officers and agents, the options subject to the then outstanding Equity Awards shall vest as to that number of shares of common stock that would have become vested assuming Employee continued to perform services under this Agreement for an additional twelve (12) months. Employee shall have until the earlier of: (i) three (3) months following such termination, or (ii) the expiration date of each such Equity Award, to exercise the portion of each of the Employee’s Equity Awards which are vested as of the date of such termination. In addition, until the earlier of (a) the twelve (12) month anniversary of Employee’s termination by the Corporation without Cause or by the Employee for Good Reason or (b) the date the Employee secures similar benefits through new employment, the Corporation shall continue benefits for the Employee and, as applicable, the Employee’s family under the Corporation’s benefit plans in which the Employee participated pursuant to Section 3.5. Except as stated in this Section 4.2, Employee shall not be entitled to any other compensation or benefits.

For purposes of this Agreement, “Good Reason” shall mean any of the following to the extent they are undertaken without the Employee’s consent:

(1) the assignment to the Employee of any duties or level of responsibilities that results in any diminution or adverse change of the Employee’s position, title, authority, circumstances of employment or scope of responsibilities where such conduct has not been cured after forty-five (45) days written notice from the Employee;

(2) a reduction by the Corporation in the Employee’s Base Salary unless such reduction is part of a Corporation wide reduction in compensation to save costs or a reduction by the Corporation in the Employee’s individual incentive target percentage under the Incentive Compensation Plan unless such reduction is consistent with other similarly situated employees at the Corporation;

(3) the taking of any action by the Corporation that would adversely affect the Employee’s participation in, or reduce the Employee’s benefits under, the Corporation’s benefit plans as described in Section 3.5 (excluding equity-based compensation), except to the extent the benefits of all other employees of the Corporation are similarly reduced, where such conduct has not been cured after forty-five (45) days written notice from the Employee; or

(4) the Corporation’s relocation of the Employee’s place of employment beyond a fifty-mile radius from either the location of the Employee’s place of employment as of the Effective Date.

4.3 Termination by Employee Not for Good Reason

In the event the Employee terminates employment with the Corporation for any reason other than Good Reason, the Corporation shall within ten (10) business days of such termination pay to the Employee all amounts due and owing to the Employee as of the date of such termination, including accrued but unpaid Base Salary, vacation, and unreimbursed expenses and the Employee shall not be entitled to any other compensation or benefits from the Corporation.

4.4 Fair and Reasonable

The parties confirm that the provisions contained in this Article 4 are fair and reasonable and the parties agree that upon termination of this Agreement pursuant to any of the provisions hereof, the Employee shall have no action, cause of action, claim or demand against the Corporation or any other person as a consequence of such termination, so long as the Corporation fulfills its obligations hereunder. The Employee agrees to accept that payments provided for in Section 4.2 in full satisfaction of any and all claims the Employee has or may have against the Corporation and the Employee agrees to sign and deliver to the Corporation and not revoke a full release of all claims against the Corporation and its affiliates prior to receipt of payment of said sum.

5. COVENANTS OF EMPLOYEE

5.1 Confidentiality

Except as may be required by applicable law or the rules and regulations of any national securities exchange or national automated quotation system, the Employee shall not, at any time or under any circumstances during the term of the Employee’s employment with the Corporation and after the termination of the Employee’s employment, except for the benefit of the Corporation in carrying out the Employee’s duties hereunder, directly or indirectly communicate or disclose to any person any confidential knowledge or information of the Corporation or any of its subsidiaries howsoever acquired (except as set forth below), nor shall the Employee utilize or make available any such knowledge or information directly or indirectly in connection with any business or activity in which the Employee is or proposes to be involved, or in connection with the transfer or proposed transfer of any of the Employee’s securities or in connection with the solicitation or acceptance of employment with any person. Employee acknowledges that were Employee to work for a competitor of the Corporation it would be inevitable that Employee would use or disclose confidential knowledge and information. Knowledge and information subject to this Section 5.1 includes, but is not limited to, formulas, circuits, drawings, designs, mask works, plans, proposals, marketing and sales data, financial information, cost and pricing information, customer lists, trade secrets, personnel information, policies and procedures, organizational charts, telephone directories, and concepts and ideas related to the past, present, or future business of the Corporation or any affiliated or predecessor entity (including any of Parent’s subsidiaries, including but not limited to APT) which have not been publicly released by duly authorized representatives of Corporation. The Employee will be under no obligation of confidentiality with respect to any information that the Employee can show (i) is or becomes available to the general public through no fault of the Employee; (ii) was known to the Employee before disclosure without obligation of confidentiality; (iii) is independently developed by the Employee; or (iv) is lawfully received from a third party without obligation of confidentiality.

The terms of this Section 5.1 shall survive the termination of this Agreement.

5.2 Intellectual Property Rights

(1) Subject to Section 5.2(4), any Development made, conceived, learned or reduced to practice during the course of the Employee’s employment, whether past, present or future, and all trade secret, patent, copyright, mask work and other intellectual property rights world-wide therein or otherwise related thereto whether known or otherwise learned, are the property of the Corporation, and all of the Employee’s right, title and interest in and to the same are hereby assigned (and shall hereby be assigned when first reduced to practice or first fixed in a tangible medium, as applicable) to the Corporation, whether or not they are capable of statutory protection and whether or not they are made by the Employee or jointly with other persons. The Employee also agrees to assign all of the Employee’s right, title and interest in and to any particular Development to a third party, including but not limited to the United States, solely as directed by the Corporation. “Developments” means all discoveries, know-how, inventions, designs, works of authorship, ideas, methods, uses, business methods, contributions, developments, algorithms, processes, compositions, techniques and any improvements thereof (whether or not patentable or copyrightable), legally recognized proprietary rights, and any other intellectual property rights (including patents, copyrights, mask works, trademarks, topographies, know-how and trade secrets), and all records and copies of records, relating to the foregoing. The Employee also hereby waives all moral rights into any copyright assigned hereunder. During the period of the Employee’s employment and for six (6) months after termination of the Employee’s employment with the Corporation, the Employee will promptly disclose to the Corporation fully and in writing all Developments made, conceived, learned or reduced to practice by the Employee, either alone or jointly with others. In addition, the Employee will promptly disclose to the Corporation all patent applications filed by the Employee or on the Employee’s behalf within one (1) year after termination of employment. The Employee will maintain accurate records of (including in the form of notes, sketches, drawings and in any other form that may be required by the Corporation), which records shall be available to and remain the sole property of the Corporation at all times, and will promptly and fully disclose and confirm the assignment in writing to the Corporation (or to a third party designated by the Corporation) of, all such Developments including all intellectual property rights therein.

(2) The Employee shall assist the Corporation and execute, verify and deliver such documents and do everything necessary or desirable (including appearing as a witness) to apply for, obtain, perfect, evidence, sustain or enforce patents, copyrights, mask works, industrial designs or other legal protection including other intellectual property rights for such Developments in all countries including any continuation, division, re-issue or renewal thereof. The Employee’s obligation to assist the Corporation with respect to such Developments shall continue beyond the termination of Employee’s employment. In the event the Corporation requires more than nominal assistance from the Employee following Employee’s termination, the Corporation shall reasonably compensate the Employee for Employee’s time. In the event the Corporation is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the above-mentioned actions, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as the Employee’s agent and attorney in fact, which appointment is coupled with an interest to act for and on the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by the Employee. The Employee hereby waives any and all claims, of any nature whatsoever, which the Employee now or may hereafter have for infringement of any proprietary rights or intellectual property rights assigned hereunder to the Corporation.

(3) The Employee acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(4) Employee further agrees that any patent application filed within a year after termination of Employee’s employment on an invention for which the Employee was partially or totally responsible shall be presumed to relate to an invention made during the term of the Employee’s employment unless the Employee can provide evidence to the contrary.

5.3 Non-Competition and Non-Solicitation

(1) The Employee shall not (without the prior written consent of the Corporation) while employed by Corporation and for the applicable Non-Competition and Non-Solicitation Period (as defined below), for any reason, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Corporation), whether as principal, agent, stockholder or in any other capacity whatsoever carry on, or be engaged in, or have any financial or other interest in or be otherwise commercially involved in any endeavor, activity or business or which is in whole or in part competitive with any of the businesses carried on by the Corporation within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 1% of the issued equity shares of such company).

(2) The Employee shall not (without the prior written consent of the Corporation) while employed by Corporation and for the applicable Non-Competition and Non-Solicitation Period (as defined below), for any reason, whether directly or indirectly, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the Corporation), whether as a principal, agent, stockholder or in any other capacity whatsoever:

(a) solicit or attempt to solicit any customer or prospective customer for the purpose of (i) persuading or attempting to persuade any such customer to cease doing business or to curtail the business which such customer or prospective customer has customarily conducted or contemplating conducting with the Corporation (including any subsidiary, including but not limited to APT, or any affiliated corporation), whether or not the relationship between the Corporation and such customer or prospective customer was originally established in whole or in part through the efforts of the Employee; or (ii) to solicit the business of such customer or prospective customer in respect to any products or services which are competitive with the Corporation (including any subsidiary, including but not limited to APT, or any affiliated corporation); or.

(b) solicit or attempt to solicit or assist any individual or entity to solicit the employment or engagement of or otherwise entice away from the employment of the Corporation (including any subsidiary, including but not limited to APT, or any affiliated corporation) any employee of the Corporation (including any subsidiary, including but not limited to APT, or any affiliated corporation).

(3) For the purposes of the non-competition and non-solicitation covenants set forth in this Section 5.3, the Non-Competition and Non-Solicitation Period shall be:

(a) the period of time from the date of the termination of the Employee to the second anniversary of the Effective Date of the Merger, if the termination was made by the Corporation without Cause or by the Employee for Good Reason, as described in Section 4.2; or

(b) a twenty-four (24) month period immediately following the date of the termination of Employee, if the termination was made by the Corporation with Cause or by the Employee not for Good Reason, as described in Sections 4.1 and 4.3.

(4) The parties hereto agree that any breach by the Employee of this Section 5.3 shall be deemed to cause the Corporation irreparable harm which cannot adequately be compensated for in damages and that the Corporation in addition to all other remedies, shall be entitled to injunctive or other equitable relief to restrain such breach.

(5) For purposes of the non-competition and non-solicitation covenants set forth in this Section 5.3, Employee acknowledges that Corporation conducts its business throughout the world. Employee agrees that the non-competition and non-solicitation periods and the geographical areas encompassed by such covenants are necessary and reasonable in order to protect Corporation in the conduct of its business. The parties intend that the foregoing covenant of Employee shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants set forth in this Section 5.3. To the extent that any provision of this Section 5.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area; (ii) any part of the time period covered by such covenant; (iii) any activity or capacity covered by such covenant; or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

5.4 Cumulative Rights

The various rights and remedies of the Corporation hereunder are cumulative and non-exclusive of one another. The use of or resort to any one such right or remedy shall not preclude or limit the exercise of any other right or remedy by the Corporation. The provisions of this Agreement shall not in any way limit or abridge the rights of the Corporation in the obligations of the Employee at common law or under statue, including but not limited to the laws of unfair competition, copyright, trade secrets, and trade-mark, all of which shall be in addition to the Corporation’s rights and the Employee’s obligations under this Agreement. The Employee acknowledges that the Employee is a fiduciary of the Corporation.

5.5 Return of Property

Upon any termination of this Agreement or the employment of the Employee:

(1) the Employee shall at once deliver, or cause to be delivered, to the Corporation all books, documents, effects, money, securities or other property and materials belonging to the Corporation (or any affiliate of the Corporation), or for which the Corporation (or any affiliate of the Corporation) is liable to others, which are in the possession, charge, case, control or custody of the Employee, including all confidential materials subject to Section 5.3 and all copies and reproductions thereof in any form whatsoever received by the Employee and delete same from all retrieval systems and databases used by the Employee;

(2) the Corporation shall at once deliver, or caused to be delivered to the Employee all property belonging to the Employee which are in the possession, charge, care, control or custody of the Corporation or any of its subsidiaries; and

(3) the Corporation shall at once cause the discharge of any personal covenants or guarantees of the Employee concerning the Corporation’s business (including that of any subsidiary), and shall fully indemnify and hold harmless the Employee for the Corporation’s failure to do so.

5.6 Assignment to the Corporation of Covenants for Benefit of APT.

Employee agrees and consents that all restrictive covenants in Articles 4 through 9 of Employee’s Employment Agreement with APT shall enure to the benefit of the Corporation and shall continue to be binding on Employee during the Term of Employment and continuing thereafter and following Employee’s employment with the Corporation, and shall only terminate thereafter in accordance with the terms of such restrictions. Nothing in this Agreement is intended to terminate or release Employee from such restrictions.

6. GENERAL

6.1 Effective Date

The Corporation and the Employee agree and acknowledge that (i) this Agreement has been entered into in anticipation of the completion of the proposed Merger contemplated by the Merger Agreement; (ii) the effective date of this Agreement shall be the Effective Time of the Merger, if any; and (iii) this Agreement shall be of no force or effect if (x) the Merger Agreement is not entered into as of a date one (1) month following the date of this Agreement or (y) the Effective Time does not occur within nine (9) months from the date of the execution of the Merger Agreement.

6.2 Articles, Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms this “Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

6.3 Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

6.4 Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Corporation, including but not limited to the Surviving Corporation, respectively.

6.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

6.6 Injunctive Relief

Employee hereby acknowledges and agrees that it would be difficult to fully compensate Corporation for damages resulting from the breach or threatened breach of Article 5 of this Agreement, and accordingly, that Corporation shall be entitled to temporary and permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Corporation’s right to claim and recover damages.

6.7 Entire Agreement

This Agreement, together with the separate [Non-Disclosure and Proprietary Rights Agreement] or similar agreements executed by the Employee in favor of the Corporation, constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. All prior agreements between Employee and APT are hereby terminated except to the extent described in Section 5.6. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.8 Severability

The Employee and Corporation have reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the maximum breadth legally permitted, so as to be enforceable to the extent compatible with then applicable law.

6.9 Independent Legal Advice

The Employee acknowledges that the Employee has read and understands this Agreement, and acknowledges that the Employee has had the opportunity to obtain independent legal advice prior to execution of this Agreement. To the extent that the Employee fails to obtain independent legal advice, the Employee covenants that such failure will not be used by the Employee as a defense to the enforcement of the provisions of the Agreement.

6.10 Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

6.11 Notice

Any demand, notice or other communication (hereinafter in this Section 6.11 referred to as a “Communication”) to be given in connection with this Agreement shall be given by personal delivery or transmitted by telecopier or other form of recorded communication, tested prior to transmission to such party, addressed to the recipient as follows:

To the Employee at the address provided by Employee on the signature page.

To the Corporation at:	2381 Morse Ave.
Irvine, California 92614
Attention: Vice President, Human Resources

or such other address or individual as may be designated by notice by either party to the other. Any communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by or transmitted by telecopier or other form of recorded communication shall be deemed to have been given and received on the date of its transmission provided that if such date is not a business day or if it is received after the end of normal business hours on the date of its transmission then it shall be deemed to have been given and received at the opening of business in the office of the addressee on the first business day next following the transmission hereof. For the purposes of this Agreement, a business day shall mean any day other than a Saturday or Sunday. Any party may change its address for service from time to time by giving seven (7) days notice to the other party in accordance with the foregoing.

6.12 Assignment

Except as otherwise expressly provided herein, neither this Agreement nor any rights or obligations shall be assignable by Employee without the prior written consent of the Corporation.

6.13 Amendment and Waiver

No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

6.14 Withholding

All payments and benefits described herein will be subject to deduction of all applicable withholding taxes, social security taxes and any other federal, state or local taxes in effect or hereafter required as a charge on the compensation of Employee.

6.15 Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first set forth above, to become effective on and subject to the terms and conditions of Section 6.1.

/s/ Dah Wen Tsang Nov. 10, 2005
Dah Wen Tsang

Address:	60309 Tall Pine Ave.,
Bend, OR 97702

APT Acquisition Corp.
By:	/s/ John M. Holtrust

Name:	John M. Holtrust

Title:	Vice President, Human Resources